                                                                    EXHIBIT 12.1

                          JOHN Q. HAMMONS HOTELS, INC.
                  HISTORICAL RATIO OF EARNINGS TO FIXED CHARGES
                                 (000'S OMITTED)

FICSCAL YEAR END                                     2004      2003       2002       2001       2000
                                                   --------  --------   --------   --------   --------
HISTORICAL EARNINGS:

        Income (loss) from continuing operations
                before minority interest and
                provision for income taxes         $  4,682  $(11,743)  $(11,255)  $(14,493)  $ (5,848)

        Add:
        Interest, amortization or deferred
                financing fees and other fixed
                charges (excluding capitalized
                interest, net of interest
                income)(a)                           67,115    68,989     70,927     70,935     73,387
                                                   --------  --------   --------   --------   --------

                Historical earnings                  71,797    57,246     59,672     56,442     67,539
                                                   ========  ========   ========   ========   ========
FIXED CHARGES:
        Interest expense and amortization of
                deferred financing fees, net
                of interest income                   65,498    67,522     69,323     69,374     71,780

        Interest capitalized                              -         -          -          -        504

        Interest element of rentals
                                                      1,617     1,467      1,604      1,561      1,607
                                                   --------  --------   --------   --------   --------

                                                     67,115    68,989     70,927     70,935     73,891
                                                   ========  ========   ========   ========   ========

RATIO OF EARNINGS TO FIXED CHARGES                     1.07       N/A        N/A        N/A        N/A
                                                   ========  ========   ========   ========   ========

Fixed charges in excess of earnings                     N/A    11,743     11,255     14,493      6,352
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(a)   In computing the ratio of earnings to fixed charges, earnings have been based on income from operations before income taxes and fixed charges
      (exclusive of interest capitalized) and fixed charges consist of interest and amortization of deferred financing fees (including amounts capitalized) and the estimated interest portion of rents (deemed to be one-third of rental expense).